Exhibit 10.1

PAYMENT AGREEMENT

THIS AGREEMENT, dated September 12, 2011, is between FUELSTREAM, INC., a corporation organized under laws of the State of Delaware, whose address is 510 Shotgun Road, Suite 110, Sunrise, Florida 33325, (hereinafter referred to as the “Company”); SUMMIT TRADING LIMITED, an international business corporation with its principal office at 120 Flagler Avenue, New Smyrna Beach, FL 32169, (hereinafter referred to as the “STL”);

WHEREAS, STL is in the business of assisting public companies with short and long term funding sources, strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Company has had presented to it one or more plans of public and investor relations to utilize other business entities to achieve the Company’s goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Company recognizes that the STL is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter “the Act”) or the Securities and Exchange Act of 1934) (hereinafter the “Exchange Act”), underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal or state securities laws; and

WHEREAS, the parties agree, after having a complete understanding of the services desired to be provided to the Company and Company desires to have STL fund a plan of public and investor relations which have been selected by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Duties and Involvement.

The Company has engaged STL to provide a plan, and for coordination in executing the agreed-upon plan, for using various investor and public relations services as agreed by both parties (the “Plan”). After agreeing upon such Plan, the Company desires to have STL undertake to pay its monetary obligations to fund the costs of coordinating the financial and public relations services contemplated by such a Plan. STL in return for the compensation hereinafter described has agreed to undertake to pay the Company’s obligations with respect to coordinating the Plan as agreed upon by the parties. The Company acknowledges that all third party and independent contractor expenses, and contracts, submitted as part of the Plan for public relations shall be the financial obligation of the Company. STL acknowledges that all third party and independent contractor expenses required to execute the Plan, shall be pre-approved by the Company.

2. Relationship Among the Parties.

STL acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Company represents that the STL does not have, through stock ownership or otherwise, the power neither to control the Company, nor to exercise any dominating influences over its management.

STL understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and STL will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company.

3. Effective Date, Term and Termination.

This Agreement shall be effective on July 15, 2011, and will continue until July 14, 2012.

4. Compensation and Expenses.

The Company agrees to pay STL, Three Hundred and Thirty Three Thousand Three Hundred and Thirty-Four (333,334) shares, of the Company’s common stock restricted under Rule 144 of the Securities and Exchange Act of 1933 (hereafter collectively, the “Shares” or the “Payment”) in two separate equal tranches of 166,667 shares each with the first tranche (“First Tranche”) to be delivered in connection with the execution of this Agreement and, provided that this Agreement has not been terminated pursuant to Section 7 herein, the second tranche (“Second Tranche”) shall be delivered no later than January 20, 2012. Certificates representing the First Tranche and the Second Tranche shall be issued within ten (10) days following the effective date of this Agreement, with the certificate representing the Second Tranche to be held by the Company until the earlier of (i) the termination of this Agreement in accordance with Section 7 herein, or (ii) January 15, 2012. Should this Agreement not be terminated prior to January 15, 2012, the Company shall deliver the certificate representing the Second Tranche no later than January 20, 2012. This Payment will be considered total and complete consideration for STL performing its duties and involvement as defined in Section 1 of this Agreement. The Company shall have no other Payment obligations to STL. The Company agrees to pay for all costs and expenses incurred and associated with its employees’ working with STL and its representatives, including lodging, meals and travel as necessary and additionally, agrees to pay the cost of printing, due diligence shows, email, radio, television and other outside services that it approves in writing in conjunction with STL or any other third party or independent contractor introduced to the Company to execute any portion of any Plan proposed and agreed to. STL shall be responsible for the out-of-pocket expenses, e.g., travel and lodging of its own personnel.

5. Investment Representation.

i. The Company represents and warrants that it has provided STL with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it has provided STL with all copies of the Company’s filings for the prior twelve (12) months, if any, (the “Disclosure Documents”) made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended. STL acknowledges that the acquisition of the securities to be issued to STL involves a high degree of risk. STL represents that it and its advisors have been afforded the opportunity to discuss the Company with its management. The Company represents that it has and will continue to provide STL with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents, and will promptly notify STL upon the filing or any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act. This information will include DTC sheets, which shall be provided to STL no less than every two (2) weeks and to provide transfer activity weekly or bi-weekly. The Company hereby represents that it does not currently have any of its securities in the process of being registered, and further represents that if any of its securities are in the process of being registered that it shall promptly notify STL, in writing, of the nature of the shares that are to be registered.

ii. STL represents that neither it nor its officers, directors, or employees is subject to any disciplinary action by either the Financial Industry Regulatory Authority or the Securities and Exchange Commission by virtue of any violations of their rules and regulations and that to the best of its knowledge neither it nor its affiliates or subcontractors is subject to any such disciplinary action.

6.                  Issuance of and Registration of Securities and Liquidated Damages.

The Company hereby acknowledges that time is of the essence with respect to issuance of the Shares and removal of the 144 restriction legend from the Shares. In the event that:

i. the First Tranche of the Shares is not issued within ten (10) days of the date of this Agreement;

ii provided that this Agreement has not been terminated pursuant to Section 7 herein, the Second Tranche of the Shares is not delivered to STL by January 20, 2012; and

iii provided that STL has provided an opinion of counsel reasonably acceptable to the Company that the Shares may be resold pursuant to Rule 144 of the Act, if the restrictive legend is not removed within thirty (30) days after written demand made and in accordance with the rules and regulations governing the removal of such legend, the Company agrees to issue an additional number of shares equal to ten percent (10%) of the total number of shares issued herein for each additional thirty day delay in removing such legend.

STL understands and acknowledges that the shares of common stock are being acquired by STL for its own account, and not on behalf of any other person, and are being acquired for investment purposes and not for distribution. STL represents that the common stock will be a suitable investment for STL, taking into consideration the restrictions on transferability affecting the common stock.

Company will undertake to comply with the various states’ securities laws with respect to the registration of the Shares referred to herein. Company undertakes to make available for review and comment, on a timely basis and prior to submission to any regulatory agency, copies of the registration statement.

Company warrants to STL that it has complied will all corporate and legal requirements to issue said stock to STL including but not by way of limitations, directors approval of said issuance. Company will provide STL after signing of this agreement a letter from its counsel that all such actions have been taken and a certified copy of any necessary resolutions to affect said change.

7.                  Termination.

This Agreement may be terminated at any time by the Company, for any reason or no reason, prior to January 15, 2012 by providing written notice to STL at the address above.

.8 Miscellaneous Provisions.

Section a Time. Time is of the essence of this Agreement.

Section b Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section c Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section d Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section e Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section f Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section g Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Section h Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section i Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

Section j Arbitration.

i. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Emergency Interim Relief Procedures, and judgment on the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof.

ii. Any provisional remedy, which would be available from a court of law, shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

iii. The situs of the arbitration shall be North Carolina.

iv. In the event that a dispute results in arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator.

Section k Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days’ written notice, to the other party.

Section l Governing law. The Agreement shall be construed by and enforced in accordance with the laws of the State of North Carolina.

Section m Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

Section n Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

Section o Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

Section p Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

Section q Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein

STL:
SUMMIT TRADING LIMITED
By: /s/ Richard J Fixaris_______
Richard J. Fixaris
Attorney-in-fact

COMPANY:
FUELSTREAM, INC.
By: /s/ Mark Klok ___________
Mark Klok
Chairman and Chief Executive Officer